Exhibit 10.16

AGREEMENT

Between:

•

NATIXIS, a French société par actions simplifiée, with a share capital of EUR 1 953 407 889.60, with its principal office at 45, rue Saint-Dominique, 75007 Paris, registered with the registry of trade and companies of Paris under the number 542 044 524, validly represented for the purposes of this agreement by Mr. Laurent Gillet and Mr. Harald Aschehoug,

(hereafter referred to as the “Holder”)

On the one hand,

And:

•

SEQUANS COMMUNICATIONS, a French société par actions simplifiée, with a share capital of EUR 431,246, with its principal office at Citicenter, 19, Le Parvis de Paris La Défense, 92800 Puteaux, registered with the registry of trade and companies of Nanterre under the number 450 249 677, validly represented for the purposes of this agreement by Mr. Georges Karam, as Chief Executive Officer,

(hereafter referred to as the “Company”)

On the other hand,

(the Holder and the Company being collectively referred to as the “Parties” and individually referred to as a “Party”)

WHEREAS :

In order to enable the Company to ensure its development by getting access to complementary financings, and eventually the access to Eurolist by Euronext Paris regulated market, or to a US regulated market (hereinafter a “Regulated Market”), the Holder and the Company have entered into this contract (the “Contract”) in the context of the subscription by the Holder of a maximum of 100,000 convertible bonds (the “CBs”) in accordance with the terms described in the draft resolutions to be presented for approval by the shareholders general meeting of the Company, included in Annex 1 to the Contract.

For the purpose of the Contract, the following terms shall mean:

•	“Securities” the shares and securities giving access to a fraction of the share capital or voting rights of the Company, which is, or shall be, held by the Holder.

•

“Transfer” any operation resulting in a transfer of ownership over the Securities, for any reason whatsoever (including notably donation, partial merger, merger, spin-off or a combined form of such transfers of ownership)

•	All other terms with capitalized letters and not defined in this Contract are defined in Annex 1.

ARTICLE 1 – Issuance and subscription commitment

The Holder commits towards the Company to subscribe 100,000 CBs maximum in one or more times, of a nominal value of EUR 100.00 each, corresponding to the number of CBs the board of directors shall have decided to issue in accordance with the draft resolutions included in Annex 1 of the Contract, provided that :

•

for the first tranche of CBs to be issued (the “First Tranche”): the vote by the board of directors of (i) a number of at least 25,000 CBs and (ii) a subscription closing date of this First Tranche on 31 December 2008 at the latest,

•	for the next tranches to be issued: of the vote by the board of directors of a number of at least 25,000 CBs per tranche;

•	the vote by the Company’s shareholders’ meeting of the first and second resolutions included in Annex 1 to the Contract.

The first resolution included in the draft resolutions included in Annex 1 of the Contract provides for a delegation of powers to the board of directors, for a 26 month period from the voting of the said resolution, to determine the number of CBs to be issued and the subscription period for each tranche, in an overall limit of 100,000 CBs.

The Holder shall thus subscribe and pay the CBs issued in accordance with the resolutions included in the draft resolutions in Annex 1 to the Contract, within 10 days of the opening of the subscription period by the board of directors.

ARTICLE 2 – CB retainer commitment

From the subscription date of the CBs, the Holder shall not transfer the CBs to entities other than the subsidiaries (as defined in Article L. 233-1 of the French commercial code) of NATIXIS having the quality of a financial company within the meaning of the French Banking and Financial Regulatory Committee Regulation No. 2000-03 of 6 September 2000 (hereinafter the “Subsidiaries”) and procures that such Subsidiaries shall not transfer their CBs to third parties other than Subsidiaries or NATIXIS itself.

ARTICLE 3 – Initial public offering prior to the normal maturity date of the CBs / retainer commitment of the shares resulting from the conversion

In case the board of directors or the shareholders’ meeting of the Company should pass a resolution resulting in the listing of the shares of the Company on a Regulated Market (with an effective first listing before the normal maturity date of the CBs), the Holder irrevocably commits in advance, with respect to the converted shares he holds, or would hold by then, to comply with the listing conditions, as determined jointly by the Company, the shareholders and the banks involved in the listing operations.

In particular, subject to the first effective listing of the Company’s shares before the normal maturity date of the CBs, as a retainer commitment, the Holder commits in advance to take a retainer commitment (the “Retainer Commitment”) similar (especially in terms of duration) as the one taken by the financial shareholders of the Company in the context of the said listing.

The listing conditions of the Company’s shares on a Regulated Market shall be notified to the Holder by the Company.

ARTICLE 4 – Obligations of the Company

4.1	The Company shall grant a power of attorney to Natixis in anticipation of the first listing of its shares on a Regulated Market in accordance with the terms and conditions included in Annex 2 to this Contract.

4.2	For the entire duration of the CBs, the Company shall, in addition, provide the Holder with the financial information detailed below within 30 days following the end of each calendar quarter, as the case may be, up to the first listing of the Company (it being understood that the Holder shall keep such information most strictly confidential and, in particular, shall only communicate them internally to the persons responsible for the follow-up of the CBs), in order to allow the Holder to value whether:

the Company’s Net Cash Flow on any Interest Payment Date (as this term is defined in Annex A to the draft resolutions included in Annex 1) is higher or equal to 30% of the Financial Debt and the nominal amount of the issued CBs,

The Net Cash Flow being defined on a company basis (and on a consolidated basis, if the Company prepares consolidated financial statements), as the sum of the Company’s cash and cash equivalents and the short-term investments that it holds, less Financial Debt (bond loans and/or bank loans, with the exception of the CBs covered by this contract), less “other debts” (as appearing on the “EA” line of the “CERFA” [French Government form] No. 2051),

Financial Debts being defined on a company basis (or on a consolidated basis, if the Company prepares consolidated financial statements) as (i) the sum of the bond loans (with the exception of the issued CBs that are the subject of this document and the bonds convertible into shares (OCA E) that can be issued for up to EUR 5,185,000 prior to May 2008), short, medium and long-term loans, taken out from banks and financial institutions (including discounted notes not yet matured, assignments of receivables under the “Dailly” Law, factoring and, if applicable, vendor loans), excluding “ANVAR” [French National Innovation Agency] conditional State subsidies and accrued interest income, (ii) plus a share in the capital of the movable and immovable property leasing commitments or financial leasing commitments (excluding movable or immovable property leasing, or financial leasing existing on the signing date of the contract covering the issuance of the CBs between the Company and Natixis).

The items listed in article 4.2 above shall be computed in accordance with the rules, principles and accounting methods usually accepted in France on 1 January 2007, for the preparation of company financial statements or, if applicable, the consolidated financial statements of a French industrial or commercial firm.

This ratio and these financial figures shall be calculated on the basis of the Company’s financial statements (or on the basis of consolidated financial statements, if the Company prepares consolidated financial statements).

In case of non-compliance with this ratio or failure to provide the abovementioned financial information, the Holder shall be entitled to request an early redemption of the principal and interest of all the CBs in his possession, together with an early redemption premium in accordance with the terms and conditions of the CBs.

4.3	For the entire duration of the CBs, the Company shall, for its own account and that of its subsidiaries (i.e. the companies the Company controls in the meaning of article L. 233-3 of the French commercial code) to:

•	inform the Holder of any major event which may significantly reduce the consolidated Company’s net asset value, as resulting from the Company’s balance sheet, within eight (8) days of its occurrence;

•	provide the consolidated annual budget within eight (8) days of its approval by the board of directors;

•	provide the annual accounts and, as the case may be, certified consolidated annual accounts of the Company within three (3) months of the year end closing of accounts; and

•	provide (if any) the quarterly consolidated accounts after limited review by the statutory accountants within two (2) months from the end of each quarter;

it being understood that (i) the Holder shall keep such information most strictly confidential and, in particular, shall only communicate them internally to the persons responsible for the follow-up of the CBs and (ii) the Company’s obligations included in this article 4.3 shall lapse following the first listing of the Company on a Regulated Market.

ARTICLE 5 – Term and termination of the Contract

The rights and obligations of the Parties pursuant to this Contract shall remain in force until the latest of the 2 following dates:

(i)	term of the Retainer Commitment of the shares resulting from the conversion of the CBs (as defined in article 3 above), if such Retainer Commitment was made by the Holder;

(ii)	30 June 2010.

However if the Holder accepts to extend the bond loan, this Contract shall also be extended for the same duration.

ARTICLE 6 – Notifications

6.1	Any notification or communication made under this Contract shall be sent by fax, by letter delivered in person in exchange for receipt, or by registered mail with request for return receipt, to the attention of the recipient and to the address indicated below (or to any other address or to the attention of any other person, who will have been notified in accordance herewith).

6.2	Any notification shall be deemed received, if sent by fax, on the date of the transmission report (subject to the simultaneous sending of the notification by regular mail), or if sent by registered mail, on the date appearing on the recipient’s notice of receipt, or the post office receipt slip, as the case may be. Any letter that has been rejected shall be deemed received on the date of its first presentation to its recipient.

6.3	The notifications shall be addressed to :

For NATIXIS

Attn:	Laurent Gillet and Harald Aschehoug
Address:	30 avenue Pierre Mendès-France - 75013 Paris
Telephone:	01 58 19 32 47
Fax	01 58 19 38 70

For SEQUANS COMMUNICATIONS

Attn:	Georges Karam and Deborah Choate
Address:	19 le Parvis de La Défense - 92073 Paris-La Défense Cedex
Telephone:	01 70 72 16 00
Fax:	01 70 72 16 09

ARTICLE 7 – Applicable law and jurisdiction

With respect to its validity, interpretation, enforcement, the Contract shall be governed by French law.

Disputes which could result from, or arise in connection with, the Contract and its annexes shall be subject to the jurisdiction of French courts.

ARTICLE 8 – Adhesion to the Contract

In case the Holder should transfer one or more of the Company’s CBs to one of its Subsidiaries, it procures that such Subsidiary shall adhere to this Contract at the latest at the date of the anticipated Transfer, by signing this Contract and thereby committing to all obligations and benefiting all the rights granted to the Holder.

If the Holder should fail to comply with the obligation to procure the adhesion of its transferee Subsidiary to the Contract, the Company is granted an irrevocable power of attorney to refuse recording the Transfer.

ARTICLE 9 – Various provisions

9.1	The Parties agree that the recitals are part of the Contract, the latter being, together with its annexes, the entire and sole agreement among the Parties. The Parties acknowledge that, as the case may be, the Holder shall not be bound by the Company’s shareholders’ agreement.

9.2	In case any of the provisions of the Contract should be declared null and void, in any way or for any reason whatsoever, the Parties shall consult to remedy the cause of the nullity in order for the Contract to be further carried out without interruption, save for impossibility.

9.3	The Parties shall sign and deliver any information and document as well as enter into any contract or take any decision which could be necessary to perform the Contract.

9.4	This Contract shall bind, and benefit to, the heirs, legatees and successors in title as well as legal representatives of each Party.

Executed in Paris

on 14 December 2007,

in two (2) originals

(signatures)	(signature)

NATIXIS represented by	SEQUANS COMMUNICATIONS represented by

Mr. Laurent Gillet and Mr. Harald Aeschoug	Mr. Georges Karam

Annex 1:

SEQUANS COMMUNICATIONS

Société anonyme with a share capital of 431,246.44 Euros

Registered office: Citicenter, 19 Le Parvis de Paris La Défense – 92800 Puteaux

Trade Register N°: 450 249 677 Nanterre

Resolution for the issuance of convertible bonds

First resolution

(reserved issuance of 100 000 convertible bonds into ordinary shares (also named CB) and delegation of power to the board of directors to set the subscription period and the number of CBs to issue)

The shareholders’ general meeting, voting in accordance with the majority and presence requirements for extraordinary general meetings,

As aware of the board of directors’ report, the special statutory auditors’ report established in accordance with article L. 228-92 of the French Commercial Code, of the special statutory auditors’ report on the suppression of the preferential subscription right established in accordance with article L. 225-135 of the French Commercial Code, and after having noted that the share capital of the Company is fully paid up,

in accordance with the provisions of articles L. 228-91, L. 228-92, L. 225-129 and L. 225-129-1 of the French Commercial Code,

decides to issue, in one or several times, convertible bonds into ordinary shares (hereinafter referred to as the “CB”) of a nominal value of 100 euros each, within a maximum limit of 100,000 CB, corresponding to a convertible note which amount equals to 10,000,000 euros, decides to set as follows the characteristics of the CBs’ issuance:

•	The CBs will be issued for a unit subscription price of 100 euros, corresponding to total maximum amount of 10,000,000 euros;

•

The CBs’ issuance will be realized, for each tranche, as from the subscription by the subscriber of all the CBs which number would have been set by the board of directors in accordance with this delegation;

•	The paying up of the subscription price will be made in cash, by the delivery of a bank check or by wire transfer;

•

The CBs shall be issued in a registered form. They shall be negotiable and transferable within the conditions set forth in I. 7 of Schedule A. Their ownership shall result from their registration in an account opened in the name of their holders in the Company’s books.

decides that the different characteristics of the CBs (and in particular, the events of conversion into ordinary shares) shall be specified in Schedule A to these resolutions,

decides to suppress the preferential subscription right of the shareholders for the CBs to be issued, in accordance with the provisions of articles L. 228-91, L. 225-135 and L. 225-138 of the French Commercial Code and to reserve the subscription to NATIXIS (542 044 524 RCS Paris), authorizes consequently, considering the provisions related to the option of conversion of the CBs specified in Schedule A hereof, the issuance of a maximum of 1,000,000,000 ordinary shares of a nominal value of 0.01 euro that shall result from the conversion of the CBs that may be issued, without considering the adjustments designed to maintain the bondholders rights described below, specifies that, in accordance with the provisions of articles L. 228-91 and L. 225-132 of the French Commercial Code, the decision of issuance shall automatically entail to the benefit of the bondholders a waiver from the shareholders to their preferential subscription right over the 1,000,000,000 ordinary shares of a nominal value of 0.01 euro that may be issued upon conversion of the CBs, decides, in accordance with the provisions of article L. 225-129-1 of the French Commercial Code, to delegate to the board of directors the power to decide the opening and closing dates for the subscription of each CBs’ tranches to be issued, it being understood that the closing date of the subscription of the first CB tranche shall be set by the board of directors on December 31, 2008 at the latest,

decide, in accordance with the provisions of article L. 225-129-1 of the French Commercial Code to delegate to the board of directors the power set the number of CBs to be issued for each tranche,

it being understood that the board of directors shall set a number of CBs to be issued as follows:

•	at least 25,000 CBs for the first tranche of CBs to be issued,

•	at least 10,000 CBs for the following tranches,

and, in any event, within maximum of 100,000 CB for all tranches taken together,

decides, that this delegation is valid for 26 months starting from the day of this general meeting, it being understood it shall automatically end in the following events:

•	in the event of a listing of the Company on a regulated market in France or abroad,

•	in the event the ratio set forth in section II 2.2. of Schedule A is not complied with,

decides that the board of directors shall take all measures in order to apply this delegation of power, and give as a consequence of the issuance of the CBs all powers to the board of directors to:

•	set the number of CBs to be issued (for each tranche);

•	receive the subscriptions to the CBs and the corresponding payments;

•	close by anticipation the subscription period of the CBs that it has set, as the case may be;

•	realize the issuance of the CBs decided by the general meeting;

•	receive the subscription to the shares resulting from the conversion of the CBs;

•	establish the number and the amount of shares issued following conversion of the CBs;

•

take any measures, and if necessary, increase the share capital of the Company, in order to protect the rights of the CBs’ holders in accordance with the law and in-force regulations and the provisions of the issuance agreement;

•	proceed, in accordance with law, to the formalities resulting from the corresponding share capital increases and to modify the by-laws accordingly; and

•	take any measures and do all formalities necessary for the creation of the shares to be issued upon conversion of the CBs.

specifies that the board of directors, when it will use this delegation of powers, will establish a complementary report that will be presented to the next shareholders’ ordinary general meeting of the Company, certified by the statutory auditor, describing the definitive condition of the transaction.

Second resolution

(suppression of the preferential subscription right to the CBs to the benefit of NATIXIS)

The general meeting, voting in accordance with the majority and presence requirements for extraordinary general meetings, as aware of the board of directors’ report, the statutory auditors’ special report on the suppression of the preferential subscription right established in accordance with article L. 225-135 of the French Commercial Code, decides, in accordance with article L. 225-138 of the French Commercial Code, to suppress the preferential subscription right granted to the shareholders and to reserve the right of subscription to each CBs’ tranche (as referred in the first resolution above) to NATIXIS (542 044 524 RCS Paris).

Annex A

Conditions governing the bonds convertible into ordinary shares (“CBs”)

I.	Characteristics of the CBs

1.	General issue conditions

Each CB is issued at the price of EUR 100; accordingly, the subscription of all of the 100,000 CBs corresponds to a total subscription of EUR 10,000,000.

The subscription will be reserved for NATIXIS and will be received at the Company’s registered office within 10 days of the date on which the Company’s Board of Directors will issue the CBs. The subscriber must pay up the amount of his registration within this period of time.

2.	Term/Entitlement date

The CBs’ entitlement date is fixed on the date of the subscription of the CBs (hereinafter referred to as the “Entitlement date”).

The funds from the transfers shall be deposited (by transfer or by cheque) at Banque BNP Paribas, to account number 30004 00295 00010037042 93, open in the Company’s name.

The first tranche’s CBs is subscribed for a term expiring on 30 June 2010 (hereinafter referred to as the “Maturity”),

The subsequent tranches’ CBs shall also have a maturity expiring at Maturity.

In the event that the First Listing (as defined below) takes place prior to Maturity, Maturity shall be postponed until the expiry of the holding period indicated in the holding commitment made by the bondholders at the Company’s request, at the time of the First Listing (as this term is defined in paragraph II.1 below).

3.	Interest

3.1	Until 31 December 2008 (inclusive) the CBs issued shall accrue interest at the 3-month Euribor rate displayed by Bloomberg, plus 25 basis points for the period between the CBs’ Entitlement Date (inclusive) and 31 December 2008 (inclusive).

3.2	Beginning on 1 January 2009 (inclusive) and until Maturity (inclusive), the CBs shall accrue interest at the rate indicated in 3.1 above, plus 200 basis points; i.e., at the 3-month Euribor rate displayed by Bloomberg, plus 225 basis points.

Exceptionally, for the period between the First Listing date (excluded) (as this term is defined in II.1 below) and Maturity (inclusive), the CBs issued shall accrue interest at the rate indicated in 3.1 above.

The interest, calculated on the basis of the exact number of days elapsed and a 360-day year, shall be payable on the last date of each quarter of the calendar year (except that of the period between the last interest payment date and Maturity, which will be payable at Maturity) (hereinafter referred to as the “Interest Payment Dates”) on the nominal amount of the CBs issued but not redeemed or converted; however, in the event of early redemption, the provisions on the payment of interest, contained in paragraphs II-2 below, shall apply in lieu of the above (namely, the interest due for the period between the last Interest Payment Date preceding the early redemption and the early redemption date shall be paid on the early redemption date). The first Interest Payment Date shall be the last day of the calendar quarter during which the first tranche of the CBs will have been subscribed.

4.	Applicable taxation

The revenues from the CBs shall be subject to the tax, withholding or deduction for which the bondholders are liable or could be liable pursuant to the law.

5.	Ranking of debt and maintenance of the loan at its rank

The CBs and their interest constitute unsubordinated and unsecured commitments, ranking pari passu between them and with all of the Company’s other present or future unsecured financial debts (excluding leasing, with the exception of those mandatorily preferred by law).

The Company covenants, until the redemption or conversion of all of the CBs, not to grant a mortgage on the property and real property rights that it possesses, whether currently or in future, and not to grant a pledge or other security interests on its business or its trade receivables to the benefit of other negotiable securities giving access to the Company’s share capital (bonds, convertible bonds, redeemable bonds, etc.) without granting the same guarantees and the same ranking to the CBs.

6.	Type of the CBs

The CBs shall be issued exclusively in nominative form. The bondholders’ rights shall be represented by an entry in an account opened in their name of the Company books.

7.	Transferability of the CBs

Each OC can only be transferred to one of NATIXIS’ subsidiaries (as defined in Article L. 233-1 of the French Commercial Code [Code de commerce]) that is a financial firm within the meaning of the French Banking and Financial Regulatory Committee [Comité de la Réglementation Bancaire et Financière] Regulation No. 2000-03 of 6 September 2000 (hereinafter the “Subsidiaries”) subject to the prior notification to the Company of the plan to transfer CBs. Any subsequent transfer by a Subsidiary can only be made to NATIXIS or to one of the Subsidiaries subject to the prior notification to the Company of the plan to transfer the CBs.

8.	Listing of the underlying shares for trading

Within the framework of its stock market flotation, the Company will apply for, in the offering memorandum covering the flotation of the Company’s shares, the listing of the shares for trading, which could be issued upon conversion of the CBs.

II.	OC redemption and conversion terms

1.	Redemption at Maturity

Except for the situations of early redemption and conversion referred to in paragraphs 2 and 3 below, the CBs will be redeemed in full (in principal and interest) at Maturity or on the first subsequent business day if this date is not a business day. However, it is hereby stipulated that in the absence of the first listing of the Company’s shares on a Regulated Market (hereinafter referred to as the “First Listing”) prior to Maturity, a redemption premium (“P”) on the CBs that have not been redeemed, or converted, prior to Maturity, shall also be due, to be calculated as follows:

P = 0.06xMxX/N, where

“M”	is equal to the nominal amount of the CBs to be redeemed at Maturity, and

“X”	corresponds to the total number of Interest Payment Dates over the period from the Entitlement Date of the first tranche’s CBs (inclusive) to Maturity (inclusive)

“N”

is equal to the total number of calendar quarters following the date of the Company’s general meeting authorizing the issuance of the CBs covered herein, up to Maturity (inclusive); it is hereby stipulated that, for the purposes of the definition of N, the first calendar quarter will be the calendar quarter following that during which the general meeting will be held, and the last calendar quarter, that during which Maturity takes place.

If the First Listing takes place prior to Maturity, if the CBs have not been converted, they will be redeemed in full (in principal and interest) at Maturity, or on the first subsequent business day if this date is not a business day, without any applicable redemption premium.

2.	Early redemption

2.1	Early redemption by the Company

On each of the Interest Payment Dates and in the absence of prior First Listing, the Company shall be entitled to redeem in principal and interest a number of CBs representing a nominal amount of at least EUR 1,000,000, provided that it also pays an early redemption premium, “P” (hereinafter referred to as the “Early Redemption Premium”), to be calculated as follows:

P = 0.06xMxX/N, where

“M”	is equal to the nominal amount of the CBs whose redemption is requested by the Company, and

“N”	corresponds to the total number of Interest Payment Dates over the period from the Entitlement Date of the first tranche’s CBs (inclusive) to Maturity (inclusive).

“X”	is equal to 1 if the redemption is requested by the Company on the first Interest Payment Date (as defined in paragraph I.3.2 above), 2 if redemption is requested by the Company on the second Interest Payment Date, and so on, up to N.

2.2	Early redemption by the bondholders

Each bondholder shall be entitled to demand the redemption in principal and interest of all of the CBs that it still holds, plus an early redemption premium of an amount equal to 6% of the nominal amount of the CBs that have not been redeemed or converted prior to Maturity, if, based on the financial information indicated below and that will be communicated by the Company to each bondholder within 30 days following the end of each calendar quarter up to Maturity:

the Company’s Net Cash Flow on any Interest Payment Date falls below 30% of Financial Debt and the nominal amount of the CBs issued,

Net Cash Flow is defined on a company basis (and on a consolidated basis, if the Company prepares consolidated financial statements), as the sum of the Company’s cash and cash equivalents and the short-term investments that it holds, less Financial Debt (bond loans and/or bank loans, with the exception of the CBs covered by this contract), less “other debts” (as appearing on the “EA” line of the “CERFA” [French Government form] No. 2051),

Financial Debts are defined on a company basis (or on a consolidated basis, if the Company prepares consolidated financial statements) as (I) the sum of the bond loans (with the exception of the issued CBs that are the subject of this document and the bonds convertible into shares (OCA E) that can be issued for up to EUR 5,185,000 prior to May 2008), short, medium and long-term loans, taken out from banks and financial institutions (including discounted notes not yet matured, assignments of receivables under the “Dailly” Law, factoring and, if applicable, vendor loans), excluding “ANVAR” [French National Innovation Agency] conditional State subsidies and accrued interest income, (ii) plus a share in the capital of the movable and immovable property leasing commitments or financial leasing commitments (excluding movable or immovable property leasing, or financial leasing existing on the signing date of the contract covering the issuance of the CBs between the Company and Natixis).

It is hereby stipulated that the above-mentioned items must be prepared in accordance with the rules, principles and accounting methods usually accepted in France on 1 January 2007, for the preparation of company financial statements or, if applicable, the consolidated financial statements of a French industrial or commercial firm.

These financial figures shall be calculated on the basis of the company’s financial statements (based on the consolidated financial statements, if the Company prepares consolidated financial statements).

A request, if any, for early redemption of the CBs must be notified to the Company by the bondholder if the latter has formally noted non-compliance with the above-mentioned ratio. The date of the Company’s redemption of the CBs to this bondholder in this case would take place within ten (10) days from this notification.

2.3	Automatic redemption

The bondholders’ receivable in principal and interest shall be automatically due in the event of the completion of a transaction involving the Company’s shares and entailing a change of the Company’s control (within the meaning of Article L 233-3 of the French Commercial Code) (direct or indirect sale, contribution, merger, etc) (hereinafter referred to as the “Sale of the Company”).

In the event that the Sale of the Company takes place prior to the First Listing, the Company must also pay an Early Redemption Premium as calculated in Article 2. 1.

The date of the Company’s redemption of the CBs in principal and interest and, if applicable, the payment of the redemption premium will take place within thirty (30) days from the Sale of the Company.

It is hereby stipulated that if plans exist to Sell the Company, the Company shall make all commercially reasonable efforts to grant an advisory mandate to Natixis, or to one of its Subsidiaries within the scope of said Sale.

3.	Conversion of the CBs

From the date of the First Listing and until Maturity, each bondholder shall be entitled to request the conversion of all of the CBs that it still holds in “N” ordinary shares of the Company, where “N” is calculated as follows:

N = M / PI, where:

“M”	is equal to the amount in principal and interest on the CBs held by the relevant bondholder on the date of the conversion request; and

“PI”	is equal to the floatation price (including issue premium) that will be determined by the Company's corporate bodies for the purposes of the First Listing, in accordance with the customary market practices used for a global placement, and that will result from a comparison of the offer of the shares and the requests made by investors using the technique called “book-building” developed by business practice (“PI” is adjusted to take account of any grouping or division of the nominal value of the Company’s shares (or other equivalent transactions) that occur subsequent to the First Listing, but prior to the request to convert the CBs).

The ordinary shares shall be issued merely as a result of the bondholders’ notification to the Company of a request for conversion, together with a subscription form, which must reach the Company by midnight on the day before Maturity.

The ordinary shares issued on conversion of the CBs shall be subject to the provisions of the Company’s Articles of Association. They shall be immediately treated as pre-existing shares, in particular as regards their entitlement date and their negotiability.

If the exercise of the rights results in an odd lot, the Company shall pay the bondholder an amount equal to the product of the share fraction forming the odd lot times the value of the share.

4.	Early payment of the CBs

Each bondholder shall be entitled, after a decision taken by the meeting of the bondholders, by simple majority, if necessary, by simple notification to the Company, to cause all of its CBs to be immediately due in the following circumstances: (i) in the case of voluntary dissolution, merger or de-merger, legal liquidation, or sale of the company [within the meaning of Article L. 621-83 of the French Commercial Code), (ii) if the Company breaches any one of its obligations or commitments arising herefrom, if said breach has not been remedied within thirty (30) business days from the notification of such breach by the bondholders, (iii) in the event that the proceeds of the issue are used for a purpose that does not conform to the Company’s corporate objects, (iv) if the Company ceases all activity on the date of the general meeting called to approve the plan to issue CBs, (v) if the Company’s financial statements are not approved within the timeframe stipulated by law, or within the timeframe given by the presiding judge of the commercial court and (vi) if the Company’s auditors refuse to certify the Company’s financial statements or if the financial statements are certified, but with serious reservations.

The bondholder must notify the Company of its request for redemption of the CBs and the date of the Company’s redemption of the CBs to this bondholder would in this case take place within ten (10) days from said notification.

III.	Miscellaneous

1.	Adjustments in case of subsequent transactions on the Company’s capital

As of the subscription of the CBs, the Company shall be entitled to modify its corporate form or its corporate objects, to create preferential shares, to amortize its capital, or to modify the rules for the distribution of profits, without having to obtain the prior authorization of the bondholders, provided that the Company takes, accordingly, the measures necessary to the maintenance of the rights of said bondholders, in the conditions defined in Article L. 228-99 of the French Commercial Code.

In the event of a reduction of capital motivated by losses, by way of reduction of the nominal amount of the shares or reduction of the number of said shares, the rights of the holder of a CB shall be reduced in the conditions defined in Article L. 228-98 paragraph 4 of the French Commercial Code, with the result that said holder will find himself in the same situation as if he had exercised his CBs at the time of the final completion of the reduction of capital.

In addition, in the event of a reduction of capital not motivated by losses, by way of reduction of the nominal value of the shares, the Company shall have the choice between:

•	increasing, in the appropriate amount, the number of shares to which the CBs give the right,

•

or maintaining the number of shares to which the CBs initially gave the right and to proceed with the reimbursement of an amount equal to the difference between the amount of the bond loan and the amount of the total nominal value of the shares issued in conversion of the CBs.

In the event of a reduction of capital not motivated by losses, by way of reduction of the number of shares, the holder of the CBs, if it converts its CBs, shall be entitled to request the redemption of its shares in the same conditions as if he had been a shareholder at the time of the Company’s redemption of its own shares.

As long as the CBs have not been fully converted, in the event that the Company proceeds with one of the transactions mentioned below:

•

issuance, in any form whatsoever, of new equity securities entailing a preferential subscription right of the shareholders, including an increase in capital by way of incorporation of reserves, profits and premiums of any type, free allotment of shares, or of any other financial instrument, division or grouping of shares,

•	modification of the distribution of its profits by way of creation of preferential shares,

•	distribution of reserves in cash or in kind, and issue premium,

the rights of the beneficiary of non-converted CBs shall be protected in the conditions provided for in Article L.228-99 of the French Commercial Code.

In the event that it is necessary to make the adjustment indicated in Article L. 228-99 3° of the French Commercial Code, the adjustment shall be made by applying the method mentioned in Article R. 228-91 of the French Commercial Code provided that the value of the preferential subscription right and the value of the share prior to detachment of the subscription right would, if necessary, be determined by the Board of Directors, based on the subscription price, exchange price or selling price per share applied at the time of the last transaction executed on the Company’s share capital (capital increase, contribution of securities, sale of shares, etc.) during the six (6) months preceding the meeting of said Board of Directors, or if such a transaction does not take place during said period, based on any other financial parameter that appears relevant to the Board of Directors (and that will be approved by the Company’s auditors). Regardless of the circumstances, this value must be approved by the Company’s auditors.

In accordance with the provisions of Article L. 228-101 of the French Commercial Code, in the event that the Company is absorbed by another company, or merges with one or more other companies into a new company, or carries out a de-merger, by way of contribution to existing or new companies, the holder of CBs shall be entitled to subscribe for the shares of the absorbing or new company.

Any adjustment made necessary on the CBs already issued shall, by express agreement between the Company and the OC beneficiaries, be automatically applicable to the subsequently issued CBs.

2.	Group of CB holders

In accordance with Article L. 228-103 of the French Commercial Code, the CB beneficiaries are automatically organized, in order to defend their interests, into a group that has a legal personality and is subject to provisions identical to those contained in Articles L. 228-47 to L. 228-64 and L. 228-90 of the French Commercial Code, applicable to bonds.

It is agreed that holders of the first tranche CBs shall constitute – if applicable, with the holders of the subsequent tranches’ CBs – a single and same group, in accordance with the provisions of Article L. 228-46 of the French Commercial Code.

3.	Notification

Any notification or communication made between the Company and the bondholders must be sent by fax, by letter delivered in person in exchange for receipt, or by registered mail with request for return receipt, to the attention of the recipient and to the address indicated below (or to any other address or to the attention of any other person, who will have been notified in accordance herewith).

Any notification shall be deemed received, if sent by fax, on the date of the transmission report (subject to the simultaneous sending of the notification by regular mail), or if sent by registered mail, on the date appearing on the recipient’s notice of receipt, or the post office receipt slip, as the case may be. Any letter that has been rejected shall be deemed received on the date of its first presentation to its recipient.

As regards NATIXIS:

Attn:	Laurent Gillet and Harald Aschehoug
Address:	30 avenue Pierre Mendès-France - 75013 Paris
Telephone:	01 58 19 32 47
Fax	01 58 19 38 70

As regards SEQUANS COMMUNICATIONS

Attn.:	Georges Karam and Deborah Choate
Address:	19 le Parvis de La Défense - 92073 Paris-La Défense Cedex
Telephone:	01 70 72 16 00
Fax:	01 70 72 16 09

4.	Governing law

The CBs shall be governed by French law.

The Paris Commercial Court [Tribunal de Commerce de Paris] shall have jurisdiction for any dispute involving said CBs.

Annexe 2 :

Mandat IPO modifié

Strictly Private & Confidential

Sequans Communications SA

the “Company”

[            ] 2010

Dear Sirs

NATIXIS is pleased to act as joint-bookrunner and joint-lead manager (described below as “Natixis” or “Bookrunner”) as a result of a potential initial public offering (“IPO”) of some or all of the shares issued by the Company (the “Shares”) and further equity securities of the Company on Eurolist by Euronext Paris (the “Offering”).

Should the Company eventually contemplate a listing on another listing place (notably Nasdaq), the Company commits in advance to appoint NATIXIS or one of its affiliates at least as a co-manager, with a minimum fee equal to 15 % of total fees paid to all syndicate members, in order to assist the Company in the preparatory works including documentation as well as in the structuring, marketing and placement of the transaction. The terms of the engagement in the event of a listing other than on Eurolist shall be specified in a separate letter.

This letter (including the Appendix) is to confirm the terms of our engagement in the context of the Offering (the “Engagement”).

1.	Nature of the Engagement

In the context of the Offering, we propose to undertake certain activities, including, if appropriate, the following:

a.	act as joint bookrunner and joint-lead manager of the Offering, with a minimum underwriting of 45% of the Offering and in any case not less than the other bookrunner; the Company also commits to do its best efforts to appoint NATIXIS as a Global Coordinator;

b.	co-ordinate the management of the Offering and liaise with the Company’s other advisers;

c.	co-ordinate communications with the sellers in respect of the Offering;

d.	assist the Company and its advisers in the preparation of a French-language offering documentation (comprising a “document de base” and a “note d’opération” to be approved by the Autorité des Marchés Financiers (AMF)) as well as an English-language international preliminary prospectus and final prospectus, and other relevant documentation;

e.	as and when appropriate, confirm to the AMF that we have performed due diligence in accordance with the FBF-AFEI Code and have found no inaccuracy in or significant omission from the French-language offering documentation that would mislead investors;

f.	give feedback to the Company with respect to decisions relating to the size, structure and pricing of the Offering;

g.	act as sole settlement-delivery and stabilising agent of the Offering;

h.	work with the Company on identifying an appropriate investor base for the Company, including co-ordinating and implementing a marketing programme to introduce the Company to potential institutional investors and assisting in the preparation of presentations to prospective investors;

i.	discuss with the Company and the sellers our principles for allocation, the factors we believe to be relevant to the allocation and pricing of the securities to be offered and agree the objectives and process for the allocation and pricing; and

j.	assist in the preparation of press releases.

Our participation in any proposed Offering is subject, among other things, to (i) compliance by the Company and the sellers with their respective obligations under this letter and with all applicable laws and regulations, (ii) satisfactory completion of business and legal due diligence by NATIXIS, (iii) satisfactory market conditions, in the sole judgement of NATIXIS, (iv) satisfactory documentation, including execution by the Company and the sellers of an underwriting agreement in a form satisfactory to all parties, (v) satisfactory standard comfort letters from the Company’s auditors and satisfactory opinions from the law firms involved in the Offering (including unqualified US 10b5 disclosure opinions and appropriate corporate law and tax opinions, as may reasonably be required in accordance with standard international market practice), (vi) approval from NATIXIS’ internal commitment committees, (vii) no material adverse change or development reasonably likely to result in a material adverse change in the Company’s condition (financial or otherwise) and/or prospects occurring or being made public since the last audited annual financial statements of the Company and (viii) mutually acceptable offering size, structure and pricing.

2.	Fees and expenses

The Company and the sellers each agree to pay to NATIXIS and the other syndicate members, in cash (plus, if applicable, VAT) (such amounts to be withheld from the aggregate gross proceeds of the Offering) commissions at the rate of 4.0 per cent of the gross proceeds receivable by each of the Company and the sellers, pursuant to the terms of an underwriting agreement, it being specified that, at the sole discretion of the Company and the sellers, an additional commission of up to 1.0 per cent, of such gross proceeds could be paid in addition, the quantum of which shall be determinable before pricing and payable before or at closing, based on the Company’s and the sellers’ appreciation of the quality of the work performed by NATIXIS including among other preparatory documentation work, quality and quantity of pre-marketing and marketing activities and overall smoothness of the IPO process.

In any case, the commission paid to NATIXIS will not be less than 45% of the total commissions, and will not be inferior to the commission paid to the other bookrunner.

In case an alternative solution to the IPO (eg. trade sale) takes place before the settlement/delivery of the Shares in the Offering, a break-up commission will be paid to NATIXIS, for an amount of €300k excluding VAT, if appropriate, if a “document de base” has been registered (“enregistre”) by the AMF.

The Company and each sellers (to the extent they are selling Shares in the Offering) will only be liable for the portion of the commissions above mentioned corresponding to the percentage of the proceeds it is due to receive as a result of the Offering.

The Company agrees to reimburse NATIXIS in cash, for their expenses (plus, where applicable, VAT) properly incurred in connection with this Engagement upon request made from time to time and presentation of relevant supporting documents. These expenses generally include travel costs, document production, arrangements for institutional investor meetings and other customary expenses for this type of transaction, including the properly incurred fees and disbursements of legal counsel. Reimbursable expenses above €3,000 will require prior consent of the Company. Trans-Atlantic air travel expenses will not be reimbursable unless the Company has given its prior consent. It is understood by both parties that at the time of the Offering kick-off, a cap of expenses will be negotiated and decided by the parties for each category of expense.

3.	Terms used in the Appendix

The accompanying Appendix forms a part of this letter. Terms defined in this letter have the same meaning when used in the Appendix.

Please confirm your agreement to the foregoing by signing and returning the enclosed duplicate of this letter as well as by initialling its Appendices.

Yours faithfully

NATIXIS

Jean François Tiné	Florent Mahé
Head of Equity Capital Markets	Managing Director

Countersigned for and on behalf of

The Company

Georges Karam

Date

Authorised Signatory

Sequans Communication

APPENDIX

TERMS AND CONDITIONS

1.	Nature of the Engagement

1.1 The duties and responsibilities of NATIXIS will be limited to those set out in the letter accompanying this Appendix and, for the avoidance of doubt, will not include giving general financial or strategic advice outside the scope of this Engagement, as described above.

1.2 Subject to any written instructions to the contrary, NATIXIS will have authority to do anything which they consider necessary or desirable to carry out the Engagement.

1.3 Any document, advice, opinion or analysis provided by NATIXIS pursuant to the Engagement will be solely for the use and benefit of the Company and/or the sellers and may not be disclosed, quoted, reproduced, summarised, described or referred to without NATIXIS’ prior written consent.

1.4 NATIXIS will not be responsible for providing specialist advice (such as, for example, legal, regulatory, accounting and taxation matters and the services of receiving bankers and registrars) and will not have any liability for any such services or advice.

1.5 NATIXIS, the Company and the sellers agree to keep confidential the terms of this letter and not to disclose the same to any third party without the prior written consent of NATIXIS, the Company and the sellers save as may otherwise be required by law or regulation or imposed by any administrative or judicial authority.

2.	Payment of own costs and expenses

The Company and the sellers will be responsible for their own costs and expenses including the fees of lawyers (including both legal counsels to the Company and to the syndicate), accountants, communication agencies and any other professional advisers, receiving bankers, registrars, printers, translators and advertisers, advertising and roadshow expenses and listing fees. The Company will reimburse NATIXIS promptly upon request for all fees and expenses paid by them to any relevant exchange or regulatory body and all other costs and expenses which NATIXIS pays on behalf of the Company in connection with the Offering (according to the terms defined in this letter).

3.	NATIXIS group

NATIXIS is part of a financial services group (the “Group”) which includes, among other businesses, equity and debt securities trading for both clients and as principal, securities offerings, fund management, financing services and financial advisory services. Accordingly, in no circumstance shall NATIXIS have any liability by reason of members of the Group conducting such other businesses, acting in their own interests or in the interests of other clients in respect of matters affecting the Company or the sellers or any other company the subject of this Engagement, including where, in so acting, members of the Group act in a manner which is adverse to the interests of the Company or the sellers. In addition, as a result of duties of confidentiality, NATIXIS may be prohibited from disclosing information to the Company and/or the sellers or such disclosure may be inappropriate and the Company and the sellers agree that no member of the Group will be under a duty to use or disclose any non-public information acquired from, or during the course of carrying on business for, any other person.

4.	Information

The Company and the sellers (each one in so far as it relates to itself) will use best endeavours to furnish, or arrange to have furnished to, NATIXIS such information which they are lawfully authorised to provide (all such information so furnished being the “Information”), and will use reasonable endeavours to update such Information as appropriate (including any material developments which are relevant in the context of the Offering). The Company and the sellers (each Seller only in respect of the information it provides on itself) will ensure that such Information is accurate and complete in all material respects and not misleading. The Company and the sellers recognise and consent to the fact that NATIXIS (i) will use and rely on the accuracy and completeness of the Information supplied or information otherwise made available to NATIXIS without NATIXIS having any obligation to independently verify the same, (ii) do not assume responsibility for the accuracy or completeness of the Information or such other information, (iii) have no obligation to undertake an independent evaluation, appraisal or physical inspection of any assets or liabilities of the Company or the Purchaser, (iv) can reasonably use and rely on this Information with respect to their obligations in the context of the completion of their mission in accordance with the FBF-AFEI code (or any other equivalent regulation) and (v) with respect to any financial forecasts (including cost savings and synergies) that may be furnished to or discussed with NATIXIS by the Company or the sellers, will assume that they have been reasonably prepared and reflect the best then currently available estimates and judgement of the Company’s management or the sellers.

5.	Approval of documents

The Company and the sellers will not issue or make any announcement, statement or other publication relevant to the Engagement mentioning NATIXIS without the prior consent of NATIXIS, such consent not to be unreasonably withheld. Until the Offering is public, NATIXIS will not issue or make any announcement, statement or other publication relevant to the Engagement without the prior written consent of the Company, such consent not to be unreasonably withheld. NATIXIS will not be responsible for ensuring the truth, accuracy, completeness or fairness of any statement or publication (including any prospectus, listing particulars, circular, offer document, information memorandum or other financial promotion) made by or on behalf of the Company and the sellers or by any of their advisers in connection with the Engagement.

6.	Indemnity

6.1 The Company and the sellers undertake to NATIXIS that, subject to the interpretation of the competent French court, and in accordance with the principles of the French Civil Code, they will pay to any Indemnified Person an amount equal to its Liabilities. This paragraph will not apply to any Liability to the extent that such Liability has been finally determined by a court of competent jurisdiction (not subject to further appeal) to have resulted from an Indemnified Person’s gross negligence (“faute grave”) which is the determining cause of the Liabilities.

6.2 The Company or the sellers will not, without NATIXIS’ prior written consent, settle, admit liability or compromise any such pending or threatened claim, action, proceeding or investigation in respect of which a claim for indemnification might be brought under this letter.

6.3 In this letter:

“Indemnified Person” means NATIXIS and each of their subsidiaries and holding companies and the subsidiaries of any such holding company and their respective directors, officers, employees, advisers and agents; and

“Liabilities” means any and all losses, liabilities, damages, claims, costs and expenses of any nature, arising from a action filed by a third party in any jurisdiction, that result from the Engagement of NATIXIS or the performance of NATIXIS’ obligations under this letter, including all reasonable legal and other costs and expenses incurred in connection with the investigation, preparation, defence or settlement of any actual or potential claim, action, proceeding or investigation arising therefrom in which any Indemnified Person is involved in any capacity, whether or not it is a party, and “Liability” will be construed accordingly.

7.	Withholdings and taxation

All sums payable to NATIXIS or any other Indemnified Person (which will, for the avoidance of doubt, include fees and expenses and payments pursuant to paragraph 6.) will be paid free and clear of all deductions or withholdings or charge to tax (including Value Added Tax) unless the deduction or withholding or charge to tax (including Value Added Tax) is required by law, in which event the Company and the sellers will pay such additional amount as will be required to ensure that the net amount received by NATIXIS or such other Indemnified Person is equal to the amount they would have received had no such deduction or withholding or charge to tax been made.

8.	General

8.1 Any written notice to be given in connection with the Engagement will be sufficiently given if it is delivered in person, by post or by facsimile transmission to NATIXIS (Fax: +33.1.58.55.03.31 – Attn: Jean Frannçois Tiné) 47 quai d’Austerlitz – 75013 Paris France and marked “ECM Origination” (in the case of notices to NATIXIS) and to the relevant addresses on the execution pages of this letter in the case of notices to the Company or to the sellers. All such notices will be deemed to have been received at the times when in the ordinary course of business they would have been received.

8.2 With respect to the Offering, NATIXIS has been retained to act as joint-bookrunner and joint-lead manager to the Company and the sellers. In due course ahead of the Offering, other financial institutions will be appointed by the Company and the sellers to act as syndicate members along with NATIXIS to act as co-lead managers of the Offering, after consultation of NATIXIS.

8.3 In case of a major change of NATIXIS Equity Capital Markets team, such as the absence of Jean François Tiné, by the time of the kick off meeting for the IPO of the Company, the Company and the sellers could renegotiate the terms of the Engagement in all good faith, or terminate such Engagement without any indemnity or break-up commission.

8.4 The Company and the sellers agree that NATIXIS is not acting as a financial adviser or fiduciary to or an agent of the Company or the sellers or any other person in respect of the timing, terms, structure or price of the Offering. The Company and the sellers confirm that it or they will not claim or allege that NATIXIS is liable for the timing, terms or structure of the offering, for the offer price being set at a level that is too high or too low, or for any sales of securities by investors to which such securities are allocated.

8.5 This letter is not intended to constitute, and should not be construed as, an agreement or commitment between NATIXIS, the Company and the sellers in relation to underwriting any aspect of the Offering. Such an agreement will be made only by the execution of a definitive underwriting or other appropriate agreement. Nothing in these terms and conditions obliges NATIXIS to acquire or underwrite any investments, lend monies, approve any financial promotion or provide any public recommendation.

8.6 The Company and the sellers agree that NATIXIS may, at their own option and expense, announce or advertise their appointments by the Company and the sellers in whatever media they choose, provided that, before the Offering is public, they have obtained their prior written approval.

8.7 No waiver, amendment or other modification of this letter will be effective unless in writing and signed by the Company, the sellers and NATIXIS.

8.8 Each provision of this letter is severable and if any such provision is or becomes invalid or illegal or unenforceable, the remaining provisions will not be affected thereby.

8.9 The obligations of the Company and/or the sellers set out in this letter are not joint and several and each Seller is acting individually (sans solidarité) and each of the sellers and the Company will only be liable for the portion of any obligation corresponding to the percentage of the proceeds it is due to receive in the context of any Offering.

8.10 The terms of this letter constitute the entire agreement of the parties relating to its subject matter and supersede and cancel any prior agreement, understanding or representation, written or oral, between the parties relating to the Engagement.

8.11 With respect to the services provided to the Company by NATIXIS pursuant to the Engagement, you will be categorised as a “Professional Client” for the purposes of NATIXIS’ compliance with the requirements of the Markets in Financial Instruments Directive. The Company may request a “Retail Client” categorisation although NATIXIS is not able to provide services to Retail Clients. In the event that you wish to discuss your categorisation, you should contact NATIXIS persons whose names appear in the Engagement Letter.

9.	Termination

The Engagement will enter into effect upon the signing of the amendment to the convertible bond issuance agreement (“avenant au contrat du 14 décembre 2007”) with NATIXIS dated the same day as the present Engagement and may be terminated at any time by the Company or NATIXIS by written notice and the Engagement will automatically terminate (de plein droit) 15 days from reception of such written notice. This letter, unless previously terminated or extended in writing, will expire on [June 30th, 2011]. Termination or expiry will not affect any accrued rights or obligations and the provisions in the cover letter regarding Fees and expenses and paragraphs 1 (Nature of the Engagement), 2 (Payment of own costs and expenses), 6 (Indemnity), 7 (Withholdings and taxation), 8 (Limitations), 8 (General), 9 (Termination) and 10 (Governing law) of this Appendix will remain in effect following termination or expiry. In any event, should the Company and the sellers decide to proceed with an Offering before June 30th, 2011], NATIXIS will act as joint-bookrunner for the Offering.

10.	Governing law

This letter shall be governed by, and construed in accordance with, the laws of France. Any disputes that may arise out of or in connection with this letter shall be submitted to the exclusive jurisdiction of the Paris Court of Appeals to settle.

AMENDMENT TO AGREEMENT

DATED 14 DECEMBER 2007

Between:

•

NATIXIS, a French société par actions simplifiée, with a share capital of EUR 4.653.020.308,80, with its principal office at 30, avenue Pierre MENDES-France, 75013 Paris, registered with the registry of trade and companies of Paris under the number 542 044 524, validly represented for the purposes of this agreement by Mr. Laurent Gillet,

(hereafter referred to as the “Holder”)

In the one hand,

And:

•

SEQUANS COMMUNICATIONS, a French société par actions simplifiée, with a share capital of EUR 472,415, with its principal office at 19, Le Parvis de Paris La Défense, 92800 Puteaux, registered with the registry of trade and companies of Nanterre under the number 450 249 677, validly represented for the purposes of this agreement by Mr. Georges Karam, its Chief Executive Officer,

(hereafter referred to as the “Company”)

On the other hand,

(the Holder and the Company being collectively referred to as the “Parties” and individually referred to as a “Party”)

Without prejudice to the specific definitions included in the foregoing, the provisions included hereafter starting with a capital letter shall have the meaning ascribed to them in the contract entered into by the Parties on 14 December 2007 (including its annexes and referred to as a whole as the “Contract”).

WHEREAS:

In order to allow the Company to ensure its development by accessing to complementary financings and, eventually, the access to a regulated market, the Holder and the Company have entered into the Contract, the purpose of which was to define the conditions of the subscription by the Holder of CBs issued by the Company.

To date, the Holder holds alone all CBs issued by the Company in accordance with the Contract, which represent 25,000 CBs of EUR 100.00 nominal value each, issued by the Company further to a decision of its board of directors dated 23 September 2008, upon the authorization of its shareholders’ general meeting of 25 January 2008.

In accordance with Article 5 of the Contract, since the Company has not, to date, listed its stock on a Regulated Market, the Contract is to expire on 30 June 2010. However, given the recent performances of the Company’s activity, the Holder, as the only bondholder, has accepted the Company’s request to extend the Contract until 30 June 2011, subject to a complementary amendment of certain terms and conditions governing the CBs and the power of attorney granted to Natixis for the initial public offering, as provided in this amendment to the Contract (the “Amendment”).

The amendment of the details of the CBs being subject to the approval of an extraordinary shareholders’ meeting of the Company, the Parties agree that this Amendment shall be null and void if the said Assembly should not pass the draft shareholders’ resolutions included in Annex 1 before 31 July 2010.

THIS BEING SAID, THE FOLLOWING HAS BEEN AGREED:

ARTICLE 1

The Parties hereby agree to extend the bond loan referred to in the Contract until 30 June 2011.

The Maturity Date is therefore now 30 June 2011.

ARTICLE 2

The Parties agree to complete article 4.2 of the Contract by imposing on the Company the obligation to comply with a second ratio in addition to the ratio already described in article 4.2 of the Contract as follows:

As from 30 June 2010, the Company shall, for the entire additional duration of the CBs, in addition, provide to the Holder the financial information described below, within 30 days following the end of each calendar quarter until the first listing of the Company as the case may be, in order to allow the Holder to appreciate if :

The EBITDA of the Wimax Division of the Company on any Interest Payment Date is positive.

The EBITDA of the WiMax Division being defined as the consolidated operating results assigned to the WiMax activity, without taking into account depreciation expenses nor amortization expenses.

The above-mentioned items must be prepared in accordance with the rules, principles and accounting methods usually accepted in France on January 1, 2010, for the preparation of company financial statements or, if applicable, the consolidated financial statements of a French industrial or commercial company.

This ratio and financial figures shall be calculated on the basis of the company’s financial statements (based on the consolidated financial statements, if the Company prepares consolidated financial statements).

In case of non-compliance with this ratio or failure to provide the abovementioned financial information, the Holder shall be entitled to request an early redemption of the principal and interest of all the CBs in his possession, together with an Early Redemption Premium in accordance with the new terms and conditions of the CBs.

It is agreed among the Parties that the initial ratio included in article 4.2 of the Contract shall now have to be determined in accordance with the accounting rules, principles and methods usually accepted in France on January 1 , 2010 for the preparation of financial statements or, if applicable, the consolidated financial statements of a French industrial or commercial company.

ARTICLE 3

The Parties agree that the Early Redemption Premium shall be deducted as follows, it being understood that, for the purpose of this article, N shall be equal to the number of civil calendar quarters between 1 July 2010 and the Maturity Date (as amended by article 1 of this Amendment):

•	in case of early redemption requested by the Company, as referred to in Article II. 2.1 of Annex 1 to the Contract, P shall now be equal to: 0.05 x M x X/N;

•

in case of early redemption requested by the bondholders, as referred to in Article II. 2.2 of Annex 1 to the Contract, the Early Repayment Premium (sic) shall be equal to 5% of the nominal value of the CBs, which would not have been repaid or converted before the Maturity Date;

•	in case of automatic redemption, as referred to in Article II. 2.3 of Annex 1 to the Contract, the Early Redemption Premium shall therefore be calculated as follows: P = 0.05 x M x X/N; and

•

finally, in case of redemption at the Maturity Date, even in the absence of First Listing before the Maturity Date, the redemption premium P referred to in Article II. 1 of Annex 1 to the Contract (regarding the redemption at the Maturity Date) shall be removed.

ARTICLE 4

The last paragraph of Article II.2.3 of the Terms and Conditions of the CBs included in Annex A to the Contract provided:

“It is hereby stipulated that if plans exist to Transfer the Company, the Company shall make all commercially reasonable efforts to grant an advisory mandate to Natixis, or to one of its Subsidiaries within the scope of said Transfer.”

This paragraph is removed.

ARTICLE 5

As from 1 July 2010 and until the Maturity Date (inclusive), the CBs shall produce interests at the 3 month Euribor rate displayed by Bloomberg, plus 525 basis points.

Exceptionally, for the period between the First Listing date (excluded) and the Maturity Date (inclusive), the CBs issued shall accrue interest at the 3 month Euribor rate displayed by Bloomberg, plus 250 basis points.

ARTICLE 6

The Parties agree to amend the terms and conditions of the power of attorney granted to Natixis under article 4.1 of the Contract, in accordance with the standard power of attorney included in Annex 2 of this Amendment.

ARTICLE 7

Subject to article 1, 2, 3, 4, 5 and 6 above, the Contract remains unchanged and its provisions shall apply mutatis mutandis to this Amendment.

ARTICLE 8

The parties (sic) agree that this Amendment serves as approval of the amendments to the Terms and Conditions of the CBs, following the terms of the draft resolutions included in annex 1, by the sole bondholder, in accordance with article L. 228-65 of the French commercial code.

Executed in Paris

on June 23, 2010,

in two (2) originals

(signature)	(signature)

NATIXIS represented by	SEQUANS COMMUNICATIONS represented by

Mr. Laurent Gillet	Mr. Georges Karam

Annex 1:

SEQUANS COMMUNICATIONS

Société anonyme with a share capital of 475,599.03 Euro

Head office: Citicenter, 19, Le Parvis de Paris La Défense, 92800 Puteaux

450 249 677 RCS Nanterre

TEXT OF RESOLUTIONS OF THE EXTRAORDINARY GENERAL SHAREHOLDERS MEETING DATED JULY [ ], 2010

FIRST RESOLUTION

MODIFICATION OF THE CHARACTERISTICS OF THE CONVERTIBLE BONDS (CB) ISSUED WITHIN THE SCOPE OF THE BOND NOTE SUBSCRIBED BY NATIXIS

The shareholders4 general meeting, voting in accordance with the majority and presence requirements for extraordinary general meetings,

As aware of the report of the board of directors and the authorization of this resolution by Natixis, as sole bondholder of convertible bonds (hereinafter referred to as “CB”),

decides that the characteristics of the CB (“Characteristics of the CB”) set forth in schedule A of the first resolution adopted by a decision of the Extraordinary Shareholders’s General Meeting, dated January 25, 2008, are modified as described below:

•	Amendment of article I.2 “Term/Entitlement date”

The third paragraph is from now on drafted as follows:

“The first tranche of CBs is subscribed for a term expiring on June 30, 2011 (hereinafter referred to as the “Maturity Date”)”.

The other provisions of article I.2 remain unchanged.

•	Amendment of article I.3 “Interests”

The phrasing of article 3.1 is replaced as follows:

“As from July 1, 2010 (inclusive) and until the Maturity Date (inclusive), the CBs shall accrue interest at the 3-month Euribor rate displayed by Bloomberg plus 525 basis points.

By exception, for the period between the First Listing date (excluded) (as this term is defined in II.1 below) and the Maturity Date (inclusive), the CBs issued shall accrue interest at the 3-month Euribor rate displayed by Bloomberg plus 250 basis points”.

Article 3.2 and its two paragraphs are deleted.

The last paragraph of article I.3 remains unchanged.

•	Amendment of article II.1 “Redemption at the Maturity Date”

The redemption premium is suppressed and the phrasing of this article is therefore replaced as follows:

“Except for the situations of early redemption and conversion referred to in paragraphs 2 and 3 below, the CBs will be redeemed in full (in principal and interests) at the Maturity Date or on the first subsequent business day if this date is not a business day, in the absence of a additional redemption premium, even in the absence a first listing of the Company’s shares on a Regulated Market (hereinafter referred to as the “First Listing”) prior to the Maturity Date”.

•	Amendment of article II.2.1 “Early redemption by the Company”

The formula “P = 0,06 x M x X/N” is replaced by “P = 0,05 x M x X/N”.

The other provisions of article II.2.1 remain unchanged.

•	Amendment of article II.2.2 “Early redemption by the bondholders”

The phrasing of this article II.2.2 is replaced as follows:

“Each bondholder shall be entitled to demand the redemption in principal and interest of all the CBs that it still holds, plus an early redemption premium of an amount equal to 5% of the nominal amount of the CBs that have not been redeemed or converted prior to the Maturity Date, if, based on the financial information indicated below and that will be communicated by the Company to each bondholder within 30 days following the end of each calendar quarter up to the Maturity Date:

•	the Company’s Net Cash Flow on any Interest Payment Date falls below 30% of Financial Debt and the nominal amount of the CBs issued,

Net Cash Flow is defined on an unconsolidated basis (or on a consolidated basis, if the Company prepares consolidated financial statements), as the sum of the Company’s cash and cash equivalents and the short-term investments that it holds, less Financial Debt (bond loans and/or bank loans, with the exception of the CBs covered by this agreement), and less “other debts” (as appearing on the “EA” line of the “CERFA” N° 2051 document),

Financial Debts are defined on an unconsolidated basis (or on a consolidated basis, if the Company prepares consolidated financial statements) as (I) the sum of the bond loans (with the exception of the issued CBs that are the subject of this document and the bonds convertible into shares (OCA E) that can be issued for a maximal nominal value of 5,185,000 Euro prior to May 2008), short, medium and long-term loans, taken out from banks and financial institutions (including discounted notes not yet matured, assignments of receivables under the “Dailly” Law, factoring and, if applicable, vendor loans), excluding “ANVAR” [French National Innovation Agency] conditional State subsidies and accrued interest income, (ii) plus a share in the capital of the movable and immovable property leasing commitments or financial leasing commitments (excluding movable or immovable property leasing, or financial leasing existing at the signing date of the agreement covering the issuance of the CBs between the Company and Natixis).

•	the EBITDA of the WiMax Division of the Company on any Interest Payment Date is positive,

the EBITDA of the WiMax Division is defined as the consolidated operating result assigned to the WiMax activity without taking into account depreciation expenses nor amortization expenses.

It being understood that the above mentioned items must be prepared in accordance with the rules, principles and accounting methods usually accepted in France on January 1, 2010, for the preparation of companies financial statements or, if applicable, the consolidated financial statements of a French industrial or commercial company.

These ratios and financial figures shall be calculated on the basis of the company’s financial statements (or based on the consolidated financial statements, if the Company prepares consolidated financial statements).

A request, if any, for early redemption of the CBs must be notified to the Company by the bondholder if the latter has formally noted non-compliance with the above mentioned ratio. In such case, the Company’s redemption of such CBs to this bondholder would take place within ten (10) days from this notification”.

•	Amendment of article II.2.3 “Automatic redemption”

The last paragraph of this article – as mentioned hereinafter – is deleted:

“It is hereby stipulated that in the event of a Company Sale project, the Company shall make all commercially reasonable efforts to grant an advisory mandate to Natixis, or to one of its Subsidiaries within the scope of said Sale”.

decides therefore to adopt the version as amended of the characteristics of the CBs, as set forth in Schedule A to these resolutions, and specifies that they will be applicable as from June 30, 2010.

SECOND RESOLUTION

The Shareholders’ General Meeting gives all powers to the holder of an original, an extract or a copy of these minutes, for the purpose of implementing any publicity, filing or other formalities required.

Annex A

Terms and conditions of the CBs

I.	Characteristics of the CBs

1.	General issue conditions

Each CB is issued at the price of EUR 100; accordingly, the subscription of all of the 100,000 CBs corresponds to a total subscription of EUR 10,000,000.

The subscription will be reserved for NATIXIS and will be received at the Company’s registered office within 10 days of the date on which the Company’s Board of Directors will issue the CBs. The subscriber must pay up the amount of his registration within this period of time.

2.	Term/Entitlement date

The CBs’ entitlement date is fixed on the date of the subscription of the CBs (hereinafter referred to as the “Entitlement date”).

The funds from the transfers shall be deposited (by transfer or by cheque) at Banque BNP Paribas, to account number 30004 00295 00010037042 93, open in the Company’s name.

The first tranche of CBs is subscribed for a term expiring on 30 June 2011 (hereinafter referred to as the “Maturity Date”), The subsequent tranches of CBs shall also have a maturity expiring at the Maturity Date.

In the event that the First Listing (as defined below) takes place prior to the Maturity Date, the Maturity Date shall be postponed until the expiry of the holding period indicated in the holding commitment made by the bondholders at the Company’s request, at the time of the First Listing (as this term is defined in paragraph II.1 below).

3.	Interest

Beginning on 1 July 2010 (inclusive) and until the Maturity Date (inclusive), the CBs shall accrue interest at the 3 month Euribor rate displayed by Bloomberg, plus 525 basis points.

Exceptionally, for the period between the First Listing date (excluded) (as this term is defined in II.1 below) and the Maturity Date (inclusive), the CBs issued shall accrue interest at the 3 month Euribor rate displayed by Bloomberg, plus 250 basis points.

The interest, calculated on the basis of the exact number of days elapsed and a 360-day year, shall be payable on the last date of each quarter of the calendar year (except that of the period between the last interest payment date and the Maturity Date, which will be payable at the Maturity Date) (hereinafter referred to as the “Interest Payment Dates”) on the nominal amount of the CBs issued but not redeemed or converted; however, in the event of early redemption, the provisions on the payment of interest, contained in paragraphs II-2 below, shall apply in lieu of the above (namely, the interest due for the period between the last Interest Payment Date preceding the early redemption and the early redemption date shall be paid on the early redemption date). The first Interest Payment Date shall be the last day of the calendar quarter during which the first tranche of the CBs will have been subscribed.

4.	Applicable taxation

The revenues from the CBs shall be subject to the tax, withholding or deduction for which the bondholders are liable or could be liable pursuant to the law.

5.	Ranking of debt and maintenance of the loan’s rank

The CBs and their interest constitute unsubordinated and unsecured commitments, ranking pari passu between them and with all of the Company’s other present or future unsecured financial debts (excluding leasing, with the exception of those mandatorily preferred by law).

The Company covenants, until the redemption or conversion of all of the CBs, not to grant a mortgage on the property and real property rights that it possesses, whether currently or in future, and not to grant a pledge or other security interests on its business or its trade receivables to the benefit of other negotiable securities giving access to the Company’s share capital (bonds, convertible bonds, redeemable bonds, etc.) without granting the same guarantees and the same ranking to the CBs.

6.	Type of the CBs

The CBs shall be issued exclusively in nominative form. The bondholders’ rights shall be represented by an entry in an account opened in their name of the Company books.

7.	Transferability of the CBs

Each CB can only be transferred to one of NATIXIS’ subsidiaries (as defined in Article L. 233-1 of the French Commercial Code [Code de commerce]) that is a financial firm within the meaning of the French Banking and Financial Regulatory Committee [Comité de la Réglementation Bancaire et Financière] Regulation No. 2000-03 of 6 September 2000 (hereinafter the “Subsidiaries”) subject to the prior notification to the Company of the plan to transfer CBs. Any subsequent transfer by a Subsidiary can only be made to NATIXIS or to one of the Subsidiaries subject to the prior notification to the Company of the plan to transfer the CBs.

8.	Listing of the underlying shares for trading

Within the framework of its stock market flotation, the Company will apply for, in the offering memorandum covering the flotation of the Company’s shares, the listing of the shares for trading, that could be issued upon conversion of the CBs.

II.	CB redemption and conversion terms

1.	Redemption at the Maturity Date

Except for the situations of early redemption and conversion referred to in paragraphs 2 and 3 below, the CBs will be redeemed in full (in principal and interest) at the Maturity Date or on the first subsequent business day if this date is not a business day, in the absence of a complementary redemption premium, even in the absence of the first listing of the Company’s shares on a Regulated Market (hereinafter referred to as the “First Listing”) prior to the Maturity Date.

2.	Early redemption

2.1	Early redemption by the Company

On each of the Interest Payment Dates and in the absence of prior First Listing, the Company shall be entitled to redeem in principal and interest a number of CBs representing a nominal amount of at least EUR 1,000,000, provided that it also pays an early redemption premium, “P” (hereinafter referred to as the “Early Redemption Premium”), to be calculated as follows:

P = 0.05xMxX/N, where

“M”	is equal to the nominal amount of the CBs subject to redemption by the Company, and

“N”	corresponds to the total number of Interest Payment Dates from the Entitlement Date of the first tranche of CBs (inclusive) to the Maturity Date (inclusive).

“X”	is equal to 1 if the redemption is requested by the Company on the first Interest Payment Date (as defined in paragraph I.3.2 above), 2 if redemption is requested by the Company on the second Interest Payment Date, and so on, up to N.

2.2	Early redemption by the bondholders

Each bondholder shall be entitled to demand the redemption in principal and interest of all of the CBs that it still holds, plus an early redemption premium of an amount equal to 5% of the nominal amount of the CBs that have not been redeemed or converted prior to the Maturity Date, if, based on the financial information indicated below and that will be communicated by the Company to each bondholder within 30 days following the end of each calendar quarter up to the Maturity Date:

•	the Company’s Net Cash Flow on any Interest Payment Date falls below 30% of Financial Debt and the nominal amount of the CBs issued,

Net Cash Flow is defined on an unconsolidated basis (and on a consolidated basis, if the Company prepares consolidated financial statements), as the sum of the Company’s cash and cash equivalents and the short-term investments that it holds, less Financial Debt (bond loans and/or bank loans, with the exception of the CBs covered by this contract), less “other debts” (as appearing on the “EA” line of the “CERFA” [French Government form] No. 2051),

Financial Debts are defined on an unconsolidated basis (or on a consolidated basis, if the Company prepares consolidated financial statements) as (I) the sum of the bond loans (with the exception of the issued CBs that are the subject of this document and the bonds convertible into shares (OCA E) that can be issued for up to EUR 5,185,000 prior to May 2008), short, medium and long-term loans, taken out from banks and financial institutions (including discounted notes not yet matured, assignments of receivables under the “Dailly” Law, factoring and, if applicable, vendor loans), excluding “ANVAR” [French National Innovation Agency] conditional State subsidies and accrued interest income, (ii) plus a share in the capital of the movable and immovable property leasing commitments or financial leasing commitments (excluding movable or immovable property leasing, or financial leasing existing on the signing date of the contract covering the issuance of the CBs between the Company and Natixis).

•	the EBITDA of the WiMax division of the Company on any Interest Payment Date is negative,

the EBITDA of the WiMax division is defined as the consolidated operating results assigned to the WiMax activity without taking into account depreciation expenses nor amortization expenses.

It is hereby stipulated that the above-mentioned items must be prepared in accordance with the rules, principles and accounting methods usually accepted in France on 1 January 2010, for the preparation of company financial statements or, if applicable, the consolidated financial statements of a French industrial or commercial firm.

These ratios and financial figures shall be calculated on the basis of the company’s financial statements (based on the consolidated financial statements, if the Company prepares consolidated financial statements).

A request, if any, for early redemption of the CBs must be notified to the Company by the bondholder if the latter has formally noted non-compliance with the above-mentioned ratio. In such case, the Company’s redemption of such CBs would take place within ten (10) days from this notification.

2.3	Automatic redemption

The bondholders’ receivable, in principal and interest, shall be automatically due in the event of the completion of a transaction involving the Company’s shares and entailing a change of the Company’s control (within the meaning of Article L 233-3 of the French Commercial Code) (direct or indirect sale, contribution, merger, etc) (hereinafter referred to as the “Sale of the Company”).

In the event that the Sale of the Company takes place prior to the First Listing, the Company must also pay an Early Redemption Premium as calculated in Article 2. 1.

The date of the Company’s redemption of the CBs in principal and interest and, if applicable, the payment of the redemption premium will take place within thirty (30) days from the Sale of the Company.

3.	Conversion of the CBs

From the date of the First Listing and until the Maturity Date, each bondholder shall be entitled to request the conversion of all of the CBs that it still holds in “N” ordinary shares of the Company, where “N” is calculated as follows:

N = M / PI, where:

“M”	is equal to the amount in principal and interest on the CBs held by the relevant bondholder on the date of the conversion request; and

“PI”	is equal to the floatation price (including issue premium) that will be determined by the Company’s corporate bodies for the purposes of the First Listing, in accordance with the customary market practices used for a global placement, and that will result from a comparison of the offer of the shares and the requests made by investors using the technique called “book-building” developed by business practice (“PI” is adjusted to take account of any grouping or division of the nominal value of the Company’s shares (or other equivalent transactions) that occur subsequent to the First Listing, but prior to the request to convert the CBs).

The ordinary shares shall be issued merely as a result of the bondholders’ notification to the Company of a request for conversion, together with a subscription form, which must reach the Company by midnight on the day before the Maturity Date.

The ordinary shares issued on conversion of the CBs shall be subject to the provisions of the Company’s Articles of Association. They shall be immediately treated as pre-existing shares, in particular as regards their entitlement date and their negotiability.

If the exercise of the rights results in an odd lot, the Company shall pay the bondholder an amount equal to the product of the share fraction forming the odd lot times the value of the share.

4.	Early payment of the CBs

Each bondholder shall be entitled, after a decision taken by the meeting of the bondholders, by simple majority, if necessary, by simple notification to the Company, to cause all of its CBs to be immediately due in the following circumstances: (i) in the case of voluntary dissolution, merger or de-merger, legal liquidation, or sale of the company [within the meaning of Article L 621-83 of the French Commercial Code), (ii) if the Company breaches any one of its obligations or commitments arising herefrom, if said breach has not been remedied within thirty (30) business days from the notification of such breach by the bondholders, (iii) in the event that the proceeds of the issue are used for a purpose that does not conform to the Company’s corporate objects, (iv) if the Company ceases all activity on the date of the general meeting called to approve the plan to issue CBs, (v) if the Company’s financial statements are not approved within the timeframe stipulated by law, or within the timeframe given by the presiding judge of the commercial court and (vi) if the Company’s auditors refuse to certify the Company’s financial statements or if the financial statements are certified, but with serious reservations.

The bondholder must notify the Company of its request for redemption of the CBs and in such case, the Company’s redemption of such CBs take place within ten (10) days from said notification.

III.	Miscellaneous

1.	Adjustments in case of subsequent transactions on the Company’s capital

As of the subscription of the CBs, the Company shall be entitled to modify its corporate form or its corporate purpose, to create preference shares, to amortize its capital, or to modify the rules with respect to distribution of profits, without having to obtain the prior authorization of the bondholders, provided that the Company takes, the necessary measures in order to maintain the rights of said bondholders, in accordance with Article L. 228-99 of the French Commercial Code.

In the event of a capital decrease motivated by losses, by way of reduction of the nominal amount of the shares or reduction of the number of said shares, the rights of the holder of a CB shall be reduced in accordance with provisions of Article L. 228-98 paragraph 4 of the French Commercial Code, with the result that said holder will find himself in the same situation as if he had exercised his CBs at the time of the final completion of the capital decrease.

In addition, in the event of a capital decrease not motivated by losses, by way of reduction of the nominal value of the shares, the Company shall have the choice between:

•	increasing, in the appropriate amount, the number of shares to which the CBs give right,

•

or maintaining the number of shares to which the CBs initially gave right and to proceed with the repayment of an amount equal to the difference between the amount of the bond loan and the amount of the total nominal value of the shares issued following conversion of the CBs.

In the event of a capital decrease not motivated by losses, by way of reduction of the number of shares, the holder of the CBs, if it converts its CBs, shall be entitled to request the redemption of its shares under the same conditions as if he had been a shareholder at the time of the Company’s redemption of its own shares.

As long as the CBs have not been fully converted, in the event that the Company proceeds with one of the transactions mentioned below:

•

issuance, in any form whatsoever, of new equity securities entailing a preferential subscription right of the shareholders, including a capital increase by way of incorporation of reserves, profits and premiums of any type, free allotment of shares, or of any other financial instrument, division or grouping of shares,

•	modification of the distribution of its profits by way of creation of preferential shares,

•	distribution of reserves in cash or in kind, and of issue premium,

the rights of the beneficiary of non-converted CBs shall be protected in accordance with the provisions of Article L. 228-99 of the French Commercial Code.

In the event that it is necessary to make the adjustment indicated in Article L. 228-99 3° of the French Commercial Code, the adjustment shall be made pursuant to the method mentioned in Article R. 228-91 of the French Commercial Code provided that the value of the preferential subscription right and the value of the share prior to trading of the subscription right would, if necessary, be determined by the Board of Directors, based on the subscription price, exchange price or selling price per share applied at the time of the last transaction executed on the Company’s share capital (capital increase, contribution of securities, sale of shares, etc.) during the six (6) months preceding the meeting of said Board of Directors, or if such a transaction does not take place during said period, based on any other financial parameter that appears relevant to the Board of Directors (and that will be approved by the Company’s auditors). Regardless of the circumstances, this value must be approved by the Company’s auditors.

In accordance with the provisions of Article L. 228-101 of the French Commercial Code, in the event that the Company is absorbed by another company, or merges with one or more other companies into a new company, or carries out a de-merger, by way of contribution to existing or new companies, the holder of CBs shall be entitled to subscribe for the shares of the absorbing or new company.

Any adjustment made necessary on the CBs already issued shall, by express agreement between the Company and the CB beneficiaries, apply automatically to the subsequently issued CBs.

2.	Group of CB holders

Pursuant to Article L. 228-103 of the French Commercial Code, the CB beneficiaries are automatically organized, in order to defend their interests, into a group that has a legal personality and is subject to provisions identical to those contained in Articles L. 228-47 to L. 228-64 and L. 228-90 of the French Commercial Code, applicable to bonds.

It is agreed that holders of the first tranche CBs shall constitute if applicable, with the holders of the subsequent tranches’ CBs, a single and same group, in accordance with the provisions of Article L. 228-46 of the French Commercial Code.

3.	Notification

Any notification or communication made between the Company and the bondholders must be sent by fax, by letter delivered in person in exchange for receipt, or by registered mail with request for return receipt, to the attention of the recipient and to the address indicated below (or to any other address or to the attention of any other person, who will have been notified in accordance herewith).

Any notification shall be deemed received, if sent by fax, on the date of the transmission report (subject to the simultaneous sending of the notification by regular mail), or if sent by registered mail, on the date appearing on the recipient’s notice of receipt, or the post office receipt slip, as the case may be. Any letter that has been rejected shall be deemed received on the date of its first presentation to its recipient.

As regards NATIXIS:

Attn.:	Laurent Gillet and Harald Aschehoug
Address:	30 avenue Pierre Mendès-France - 75013 Paris
Telephone:	01 58 19 32 47
Fax:	01 58 19 38 70

As regards SEQUANS COMMUNICATIONS:

Attn:	Georges Karam and Deborah Choate
Address:	19 le Parvis de La Défense, 92073 Paris-La Défense Cedex
Telephone:	01 70 72 16 00
Fax:	01 70 72 16 09

4.	Governing law

The CBs shall be governed by French law.

The Paris Commercial Court [Tribunal de Commerce de Paris] shall have jurisdiction for any dispute involving said CBs.

NATIXIS

SEQUANS

CITICENTER BUILDING

19, Le Parvis de la Défense Cedex

To the attention of Deborah Choate

Paris, February 11, 2011

Object : Agreement dated December 14, 2007, as modified by Amendment dated June 23, 2010 and authorized by the Shareholders’ Extraordinary meeting of July 16, 2010.

Dear Madam,

In order to elude any ambiguity, considering that the writing of Section 2 of Amendment dated June 23, 2010 is inconsistent with the terms and conditions of the convertible bonds adopted by the Shareholders’ Extraordinary meeting on January 25, 2008 and modified by the Shareholders’ Extraordinary meeting on July 16, 2010, I hereby confirm that:

•	Early redemption by the bondholders is possible, pursuant to Section 2, in only two instances :

•	Either the Company’s net cash flow falls below 30% of financial debts and of the nominal amount of the convertible bonds issued.

•	Or the EBITDA of the Wimax division is negative.

Besides, in order to include the precisions you had provided to me about your reporting process, I hereby express my consent that the covenant test as regards the Ebidta shall hereafter be applied on the following basis : the operating result, excluding depreciation and amortization expenses and LTE solutions development costs, shall be positive.

I am entirely at your disposal.

Yours faithfully.